Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
February 18, 2016	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
Ferroglobe PLC	Houston	Silicon Valley
c/o Legalinx Limited	London	Singapore
One Fetter Lane	Los Angeles	Tokyo
London EC4A 1BR	Madrid	Washington, D.C.
United Kingdom

Dear Sirs

Re:	Ferroglobe PLC (the “Company”) – Registration Statement on Form F-1

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales, in connection with the preparation and filing of the registration statement on Form F-1 to which this opinion is an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), for the resale of up to 8,732,360 Ordinary Shares covered by the Registration Statement (the “Shares”).

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

1.3	Legal review

We have examined such matters of fact and question of law as we considered appropriate. We have reviewed the following documents and conducted the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection about the Company conducted on February 18, 2016 at 15:17 pm;

(b)	an enquiry by telephone at the Central Index of Winding Up Petitions, London on February 18, 2016 at 16:00 pm ((a) and (b) together, the “Searches”);

(c)	copies of the minutes of a meeting of the board of directors of the Company held on December 23, 2015 (the “Board Meeting”);

(d)	written resolutions of the sole shareholder of the Company passed on December 23, 2015 (the “Shareholder Resolutions”);

(e)	copies of the certificate of incorporation of the Company dated February 5, 2015, the certificate of incorporation on change of name dated October 16, 2015 and the certificate of incorporation on re-registration as a public limited company dated October 16, 2015 (the “Certificates of Incorporation”);

(f)	a certified copy of the current articles of association of the Company adopted on December 23, 2015 pursuant to the written resolution of the sole shareholder on the same date referred to in (e) above (the “Articles”); and

(g)	a copy of the draft Registration Statement filed with the SEC on the date hereof.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country (including European Community law) other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter and to any matters not disclosed to us. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction), the other matters set out in this letter and its Schedules, and the Registration Statement (as finally amended) having become effective under the Securities Act, it is our opinion that the Shares were, when issued, duly and validly authorised and issued, fully paid or credited as fully paid, and not subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you solely for your benefit in connection with the Registration Statement and may be relied upon by you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Service of Process and Enforcement of Liabilities” and “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Latham & Watkins

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	that all signatures, stamps and seals on all documents are genuine, all documents submitted to us as originals are authentic and complete, and that all documents submitted to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail copies conform to the relevant original documents which are complete;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(c)	that the Articles and Certificates of Incorporation examined by us are complete, up to date and have not been amended;

(d)	that the directors of the Company, in authorising the issuance of the Shares, exercised their powers in accordance with their statutory duties under the Companies Act 2006;

(e)	that all documents, forms and notices which should have been delivered to the Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made;

(f)	that the proceedings and resolutions described in the minutes of the Board Meeting provided to us in connection with the giving of this opinion were duly conducted as so described, and that the meeting referred to therein was duly constituted, convened and conducted and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been revoked or varied and remain in full force and effect;

(g)	that the Shareholder Resolutions provided to us in connection with the giving of this opinion were duly passed as written resolutions of the Company, all constitutional, statutory and other formalities were observed and such resolutions have not been revoked or varied and remain in full force and effect;

(h)	that valid entries have been made in relation to the allotment and issue of the Shares pursuant to the decisions of the board in the Board Meeting and the shareholders under the Shareholder Resolutions in the books and registers of the Company and such Shares were allotted and issued in good faith, and on bona fide commercial terms and on arm’s length terms;

(i)	that the Company received good and valuable consideration for the Shares pursuant to the merger in connection with which they were issued; and

(j)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company).

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)	the opinions set out in this letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances or affecting the rights of creditors; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact; and

(d)	we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.